Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: July 28, 2011

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Media Relations

CONTACT: Joy Chandler

PHONE: 724-539-4618

KENNAMETAL REPORTS RECORD FOURTH QUARTER AND FULL YEAR

2011 RESULTS; PROVIDES FISCAL 2012 OUTLOOK

-	Achieves all-time adjusted quarter/year records:

•	EPS $1.11 / $2.98

•	Operating margin 17.5 percent / 14.3 percent

•	ROIC 14.8 percent

-	Organic sales growth 24 percent for the quarter and 28 percent for the year

-	Restructuring programs successfully completed

-	Fiscal year 2012 EPS expected to be in the range of $3.50 to $3.80

LATROBE, Pa., (July 28, 2011) – Kennametal Inc. (NYSE: KMT) today reported fiscal 2011 fourth quarter earnings per diluted share (EPS) of $1.04 compared with prior year quarter reported EPS of $0.49. Absent restructuring and related charges, adjusted EPS for the current quarter was $1.11 compared with the prior year quarter adjusted EPS of $0.61.

Kennametal Chairman, President and Chief Executive Officer Carlos Cardoso said, “June quarter results demonstrate that we are capitalizing on top-line growth to achieve higher levels of profitability. Organic sales grew 24 percent, reflecting strong growth in spite of tough comparables for the same period in the prior year. Kennametal achieved record operating margin, earnings, and return on invested capital. Notably, we achieved these record metrics at a sales level significantly lower than the prior peak. These impressive results clearly show the dedication of our global team who have successfully implemented key strategic initiatives.”

Cardoso added, “We remain committed to executing our strategies. We will keep driving our ongoing transformation to be an even more customer-focused enterprise and continue to deliver premier performance.”

Reconciliations of all non-GAAP financial measures are set forth in the attached tables, and the corresponding descriptions are contained in our report on Form 8-K to which this release is attached.

Fiscal 2011 Fourth Quarter Key Developments

•

Sales were $694 million, an increase of $155 million or 29 percent, compared with $539 million in the same quarter last year. Sales increased as a result of strong organic growth of 24 percent, despite tougher comparisons to last year, and a 6 percent favorable foreign currency impact, partially offset by the impact of fewer business days. Sales grew in both business segments and across all regions.

•

Pre-tax restructuring and related charges of $7 million, or $0.07 per diluted share, were recorded in the quarter. The company realized pre-tax benefits from restructuring programs of approximately $40 million.

•

Operating income was $115 million compared with $61 million in the same quarter last year. Absent restructuring and related charges in both periods, operating income was $121 million, compared with $74 million in the prior year quarter. The adjusted operating margin of 17.5 percent was an all-time record for the company. The margin performance was driven by higher sales volume and price realization, as well as improved capacity utilization. These benefits were partially offset by higher raw material and employment costs.

•

The effective tax rate was 20.8 percent compared to 28.0 percent for the June quarter last year. The decrease in the tax rate was primarily driven by the strength of our pan-European operations and non-recurring prior year tax charges.

•	Reported EPS were $1.04 compared with prior year quarter reported EPS of $0.49. Adjusted EPS were $1.11 compared with prior year quarter adjusted EPS of $0.61. A reconciliation follows:

Earnings Per Diluted Share Reconciliation

Fourth Quarter FY 2011		Fourth Quarter FY 2010

Reported EPS	$1.04	Reported EPS	$0.49
Restructuring and related charges	0.07	Restructuring and related charges	0.12

Adjusted EPS	$1.11	Adjusted EPS	$0.61

•	Adjusted ROIC was 14.8 percent as of June 30, 2011 and was an all-time company record.

Segment Developments for the Fiscal 2011 Fourth Quarter

•

Industrial segment sales of $437 million grew 31 percent from $335 million in the prior year quarter, driven by organic growth of 25 percent and a 7 percent favorable foreign currency impact, partially offset by an unfavorable impact due to fewer business days. On an organic basis, sales increased in all served market sectors led by strong growth in general engineering and transportation sales of 33 percent and 19 percent, respectively. Sales to the aerospace and defense market sector grew 8 percent compared to the prior year quarter. On a regional basis, sales increased by approximately 32 percent in Asia, 24 percent in Europe and 20 percent in the Americas.

•

Industrial segment operating income was $77 million compared with $32 million for the same quarter of the prior year. Industrial adjusted operating margin was 18.7 percent for the quarter. Absent restructuring and related charges recorded in both periods, Industrial operating income was $82 million compared with $43 million in the prior year quarter. The primary drivers of the increase in operating income were higher sales volume and price realization, improved capacity utilization and incremental restructuring benefits. These benefits were partially offset by higher raw material costs.

•

Infrastructure segment sales of $257 million increased 26 percent from $204 million in the prior year quarter due to organic growth of 22 percent and a 4 percent favorable foreign currency impact. The organic increase was driven by higher sales in the earthworks and energy markets of 24 percent and 20 percent, respectively. On a regional basis, organic sales increased by approximately 29 percent in Asia, 23 percent in the Americas and 13 percent in Europe.

•

Infrastructure segment operating income was $38 million, compared with $31 million in the same quarter of the prior year. Infrastructure adjusted operating margin was 15.6 percent for the quarter. Absent restructuring and related charges recorded in both periods, Infrastructure operating income was $40 million in the current quarter compared with $34 million in the prior year quarter. Operating income improved primarily due to higher sales volume and price realization, increased capacity utilization and incremental restructuring benefits, offset by higher raw material costs.

Fiscal Year 2011 Key Developments

•	Sales were $2.4 billion, compared with $1.9 billion last year. Sales increased $519 million as a result of strong organic growth of 28 percent.

•

Pre-tax restructuring and related charges of $21 million, or $0.22 per diluted share, were recorded in the fiscal year. These restructuring programs have been successfully completed and yielded higher than anticipated annual benefits of approximately $170 million, with total program costs of approximately $150 million being less than anticipated.

•

Operating income was $322 million compared with operating income of $93 million in the same period last year. Absent restructuring and related charges in both periods, operating income was $343 million, compared with operating income of $142 million in the same period of the prior year. The corresponding adjusted operating margins were 14.3 percent and 7.5 percent for years ended June 30, 2011 and 2010, respectively. The current year adjusted operating income was an all-time record for the company.

•

Reported EPS were $2.76 compared with reported EPS of $0.57 in the prior year. Absent restructuring and divestiture related charges, adjusted EPS for the current year were $2.98, compared with the prior year adjusted EPS of $1.10. The adjusted EPS of $2.98 was an all-time record for the company.

•

Cash flow from operating activities was $231 million for the year ended June 30, 2011, compared with $165 million in the prior year. Net capital expenditures were $74 million for the year ended June 30, 2011. The company generated year-to-date free operating cash flow of $157 million compared with $113 million last year.

Outlook

Our outlook for fiscal 2012 assumes that the global economy and worldwide industrial production will continue to reflect moderate expansion, and that overall economic trends remain in positive territory. As a result, Kennametal expects to achieve positive growth in all geographies.

The following are some additional assumptions encompassed in our outlook:

¡	Global industrial production is anticipated to be in the mid-single digits for the full fiscal year.

¡	Sales volumes and related capacity utilization are expected to yield strong incremental margins.

¡	Earnings are expected to be consistent with historical seasonal patterns with approximately 40 percent of earnings occurring in the first half and 60 percent in the second half of the fiscal year.

Under these assumed conditions, we expect organic sales growth to be 10 percent to 12 percent compared with fiscal 2011 and total sales growth to be 9 percent to 11 percent. This is in line with our goal of growing at least two times the rate of increase in global industrial production.

The company expects EPS for fiscal 2012 to be in the range of $3.50 to $3.80. The mid-point of this range represents a 22 percent increase from fiscal 2011 adjusted EPS of $2.98. In addition, fiscal year 2012 guidance reflects the company’s expectation of achieving its milestone target – 15 percent earnings before interest and taxes (EBIT) margin and 15 percent return on invested capital – one year earlier than previously anticipated.

Cash flow from operating activities is expected to be in the range of approximately $360 million to $380 million for fiscal 2012. Based on anticipated capital expenditures of approximately $100 million, the company expects to generate between $260 million to $280 million of free operating cash flow for the full fiscal year.

Dividend Declared

Kennametal also announced that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable August 24, 2011 to shareowners of record as of the close of business on August 9, 2011.

Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.

Fourth quarter results for fiscal 2011 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through August 29, 2011.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2012 and our expectations regarding future growth and financial performance are forward-looking statements. These statements are based on current estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; and implementation of environmental remediation matters. Many of these risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2011, customers bought approximately $2.4 billion of Kennametal products and services – delivered by our approximately 11,000 talented employees doing business in more than 60 countries – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com.

FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Year Ended June 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

Sales	$693,737	$538,642	$2,403,493	$1,884,067
Cost of goods sold	428,092	339,127	1,519,102	1,256,339

Gross profit	265,645	199,515	884,391	627,728

Operating expense	143,083	123,361	538,530	477,487
Restructuring charges	4,889	12,025	12,586	43,923
Amortization of intangibles	2,906	3,144	11,602	13,090

Operating income	114,767	60,985	321,673	93,228

Interest expense	5,466	6,347	22,760	25,203
Other (income) expense, net	(292)	(2,263)	2,780	(8,577)

Income from continuing operations before income taxes	109,593	56,901	296,133	76,602

Provision for income taxes	22,764	15,951	63,856	26,977

Income from continuing operations	86,829	40,950	232,277	49,625
Loss from discontinued operations	-	-	-	(1,423)

Net income	86,829	40,950	232,277	48,202
Less: Net income attributable to noncontrolling interests	174	366	2,550	1,783

Net income attributable to Kennametal	$86,655	$40,584	$229,727	$46,419

Amounts attributable to Kennametal Shareowners:
Income from continuing operations	$86,655	$40,584	$229,727	$47,842
Loss from discontinued operations	-	-	-	(1,423)

Net income attributable to Kennametal	$86,655	$40,584	$229,727	$46,419

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL
Basic earnings (loss) per share:
Continuing operations	$1.06	$0.50	$2.80	$0.59
Discontinued operations	-	-	-	(0.02)

	$1.06	$0.50	$2.80	$0.57

Diluted earnings (loss) per share:
Continuing operations	$1.04	$0.49	$2.76	$0.59
Discontinued operations	-	-	-	(0.02)

	$1.04	$0.49	$2.76	$0.57

Dividends per share	$0.12	$0.12	$0.48	$0.48

Basic weighted average shares outstanding	81,819	81,598	82,063	80,966

Diluted weighted average shares outstanding	83,219	82,592	83,173	81,690

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)			June 30, 2011	June 30, 2010

ASSETS
Cash and cash equivalents			$204,565	$118,129
Accounts receivable, net			447,835	326,699
Inventories			519,973	364,268
Other current assets			115,212	106,835

Total current assets			1,287,585	915,931
Property, plant and equipment, net			697,062	664,535
Goodwill and other intangible assets, net			663,607	644,749
Other assets			106,215	42,608

Total assets			$2,754,469	$2,267,823

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable			$310,963	$22,993
Accounts payable			222,678	125,360
Other current liabilities			307,880	244,652

Total current liabilities			841,521	393,005
Long-term debt and capital leases			1,919	314,675
Other liabilities			252,388	226,700

Total liabilities			1,095,828	934,380

KENNAMETAL SHAREOWNERS’ EQUITY			1,638,072	1,315,500
NONCONTROLLING INTERESTS			20,569	17,943

Total liabilities and equity			$2,754,469	$2,267,823

SEGMENT DATA (UNAUDITED)	Three Months Ended		Year Ended
	June 30,		June 30,

(in thousands)	2011	2010	2011	2010

Outside Sales(1):
Industrial	$437,112	$334,854	$1,528,672	$1,166,793
Infrastructure	256,625	203,788	874,821	717,274

Total outside sales	$693,737	$538,642	$2,403,493	$1,884,067

Sales By Geographic Region:
United States	$298,924	$245,771	$1,041,427	$839,168
International	394,813	292,871	1,362,066	1,044,899

Total sales by geographic region	$693,737	$538,642	$2,403,493	$1,884,067

Operating Income (1):
Industrial	$77,241	$32,350	$209,663	$31,210
Infrastructure	38,037	31,445	121,733	79,899
Corporate (2)	(511)	(2,810)	(9,723)	(17,881)

Total operating income	$114,767	$60,985	$321,673	$93,228

(1)	Amounts for the three and twelve months ended June 30, 2010 have been restated to reflect a change in reportable operating segments.

(2)	Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, Industrial operating income and margin, Infrastructure operating income and margin, net income and diluted earnings per share, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.

Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED JUNE 30, 2011 (UNAUDITED)
(in thousands, except per share amounts)	Gross Profit	Operating Expense	Operating Income	Net Income(3)	Diluted EPS

2011 Reported Results	$265,645	$143,083	$114,767	$86,655	$1.04
2011 Reported Operating Margin			16.5%
Restructuring and related charges	1,481	(216)	6,586	5,588	0.07

2011 Adjusted Results	$267,126	$142,867	$121,353	$92,243	$1.11

2011 Adjusted Operating Margin			17.5%

(in thousands, except percents)	Industrial Operating Income	Infrastructure Operating Income

2011 Reported Results	$77,241	$38,037
2011 Reported Operating Margin	17.7%	14.8%
Restructuring and related charges	4,535	2,051

2011 Adjusted Results	$81,776	$40,088

2011 Adjusted Operating Margin	18.7%	15.6%

(3)	Represents amounts attributable to Kennametal shareowners.

THREE MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

(in thousands, except per share amounts)	Gross Profit	Operating Expense	Operating Income	Net Income(3)	Diluted EPS

2010 Reported Results	$199,515	$123,361	$60,985	$40,584	$0.49
2010 Reported Operating Margin			11.3%
Restructuring and related charges	1,219	(46)	13,290	9,681	0.12

2010 Adjusted Results	$200,734	$123,315	$74,275	$50,265	$0.61

2010 Adjusted Operating Margin			13.8%

(in thousands, except percents)	Industrial Operating Income	Infrastructure Operating Income

2010 Reported Results	$32,350	$31,445
2010 Reported Operating Margin	9.7%	15.4%
Restructuring and related charges	10,639	2,651

2010 Adjusted Results	$42,989	$34,096

2010 Adjusted Operating Margin	12.8%	16.7%

YEAR ENDED JUNE 30, 2011 (UNAUDITED)

(in thousands, except per share amounts)	Gross Profit	Operating Expense	Operating Income	Net Income(3)	Diluted EPS

2011 Reported Results	$884,391	$538,530	$321,673	$229,727	$2.76
2011 Reported Operating Margin			13.4%
Restructuring and related charges	5,467	(3,446)	21,499	18,083	0.22

2011 Adjusted Results	$889,858	$535,084	$343,172	$247,810	2.98

2011 Adjusted Operating Margin			14.3%

YEAR ENDED JUNE 30, 2010 (UNAUDITED)

(in thousands, except per share amounts)	Gross Profit	Operating Expense	Operating Income	Net Income(3)	Diluted EPS

2010 Reported Results	$627,728	$477,487	$93,228	$46,419	$0.57
2010 Reported Operating Margin			4.9%
Restructuring and related charges	3,832	(1,145)	48,900	42,413	0.52
Divestiture related charges	-	-	-	1,340	0.01

2010 Adjusted Results	$631,560	$476,342	$142,128	$90,172	$1.10

2010 Adjusted Operating Margin			7.5%

FREE OPERATING CASH FLOW (UNAUDITED)	Year Ended June 30,
(in thousands)	2011	2010

Net cash flow provided by operating activities	$230,797	$164,828
Purchases of property, plant and equipment	(83,442)	(56,679)
Proceeds from disposals of property, plant and equipment	9,755	5,141

Free operating cash flow	$157,110	$113,290

RETURN ON INVESTED CAPITAL (UNAUDITED)
June 30, 2011 (in thousands, except percents)

Invested Capital	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010	Average

Debt	$312,882	$316,843	$316,379	$318,819	$337,668	$320,518
Total equity	1,658,641	1,562,387	1,476,427	1,437,616	1,333,443	1,493,703

Total	$1,971,523	$1,879,230	$1,792,806	$1,756,435	$1,671,111	$1,814,221

		Three Months Ended
Interest Expense		6/30/2011	3/31/2011	12/31/2010	9/30/2010	Total

Interest expense		$5,466	$5,767	$5,564	$5,963	$22,760

Income tax benefit						4,757

Total interest expense, net of tax						$18,003

Total Income		6/30/2011	3/31/2011	12/31/2010	9/30/2010	Total

Net income attributable to Kennametal, as reported		$86,655	$64,683	$43,469	$34,921	$229,728
Restructuring and related charges		5,588	4,379	4,366	3,751	18,084
Noncontrolling interest		174	520	821	1,035	2,550

Total income, adjusted		$92,417	$69,582	$48,656	$39,707	$250,362

Total interest expense, net of tax						18,003

						$268,365
Average invested capital						$1,814,221

Adjusted Return on Invested Capital						14.8%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$229,728
Total interest expense, net of tax						18,003

						$247,731
Average invested capital						$1,814,221

Return on Invested Capital						13.7%